Shimmick Corporation Appoints Joe Del Guercio to Board of Directors

Irvine, Calif., December 15, 2023 – Shimmick Corporation (“Shimmick”) (Nasdaq: SHIM), a leading water infrastructure company, today announced the appointment of Joe Del Guercio to the Company's Board of Directors (the “Board”), effective on December 14, 2023.

“We are extremely excited to have Joe join the Board of Directors. Joe’s proven tracker in a multitude of investment and financial leadership roles will help guide Shimmick’s growth strategy. Joe brings a strong aptitude of the capital markets to our Board and we will benefit from his guidance with the backdrop of the tailwinds we see in the water infrastructure sector. On behalf of the Board, I’d like to welcome Joe to Shimmick,” said Steve Richards, CEO of Shimmick Corporation.

Joe has over 20 years’ experience in finance across various sectors ranging from private investments to broker dealers, to investment banking. Currently, Joe is the Chief Executive Officer and President at Clark Enterprises, where he started as a Managing Director at Clark Investments’ CNF Investments in 2004. Prior to joining Clark, he was a director with LPL Financial Services, a Boston- and San Diego-based independent broker dealer, with responsibility for strategic planning, new product development and acquisitions. Joe started his career as an investment banker with Goldman Sachs and Robertson Stephens, where he focused on mergers and acquisitions, private and public equity financing and restructurings. Joe holds an MBA from Harvard Business School and a bachelor’s degree from Boston College.

“We are excited to see how Joe’s wealth of knowledge will contribute to Shimmick’s growth in the coming years.” concluded Mr. Richards.

About Shimmick

Shimmick (NASDAQ: SHIM) is a leading provider of water infrastructure solutions nationwide. Shimmick has a long history of working on complex water projects, ranging from the world’s largest wastewater recycling and purification system in California to the iconic Hoover Dam. According to Engineering News Record, in 2023, Shimmick was nationally ranked as a top ten builder of water supply (#6), dams and reservoirs (#7), and water treatment and desalination plants (#7). Shimmick is led by industry veterans, many with over 20 years of experience, and works closely with its customers to deliver complete solutions, including long-term operations and maintenance.

Contact:

Investor Relations

+1-949-704-2350

IR@shimmick.com